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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Fleetwood Enterprises, Inc. for the registration of common stock of Fleetwood Enterprises, Inc. and to the incorporation by reference therein of our report dated July 8, 2008, except for the first two paragraphs of Note 1, and Notes 20 and 21, as to which the date is October 29, 2008 with respect to the consolidated financial statements and related schedule for the year ended April 27, 2008 of Fleetwood Enterprises, Inc., included in its Current Report on Form 8-K, filed with the Securities and Exchange Commission.

                      /s/ Ernst & Young LLP

Orange County, California
November 3, 2008

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  Exhibit 23.1